Exhibit 10.1

STANDBY PURCHASE AGREEMENT

This STANDBY PURCHASE AGREEMENT (this “Agreement”) dated March 7, 2008, by and among Particle Drilling Technologies, Inc., a Nevada corporation (the “Company”), and LC Capital Master Fund, Ltd., a Cayman Islands exempted company (“LCC”), and Millennium Partners, L.P., a Cayman Islands limited partnership (“MLP” and, together with LCC, the “Standby Purchasers”).

W I T N E S S E T H:

WHEREAS, the Company proposes pursuant to the Rights Offering Registration Statement (as defined herein), to commence an offering on a pro rata basis to all existing holders of its common stock (the “Common Stock”) of record as of the close of business on March 17, 2008 (the “Record Date”), of non-transferable rights (the “Rights”) to subscribe for and purchase additional shares of Common Stock (the “New Shares”) at the Subscription Price in accordance with the term sheet attached hereto as Annex A and incorporated herein by reference (such term sheet, the “Term Sheet” and, such offering, the “Rights Offering”); and

WHEREAS, pursuant to the Rights Offering, shareholders of record will receive a Right, as determined in accordance with the Term Sheet, for each share of Common Stock held by them as of the Record Date, and each Right will entitle the holder to purchase 0.11025 New Shares at the Subscription Price (the “Basic Subscription Privilege”); and

WHEREAS, each holder of Rights who exercises in full its Basic Subscription Privilege will be entitled to subscribe for additional shares of Common Stock up to 100% of such holder’s Pro Rata Share of the Unsubscribed Shares (as defined herein), at the Subscription Price, to the extent that other holders of Rights do not exercise all of their respective Basic Subscription Privileges (the “Over-Subscription Privilege”); and

WHEREAS, in order to facilitate the Rights Offering, the Company has requested the Standby Purchasers to agree, and each of the Standby Purchasers has agreed that, to the extent New Shares are not purchased by the Company’s shareholders pursuant to the exercise of Rights, the Standby Purchasers shall be deemed to have exercised such Rights immediately prior to the expiration of the Rights Offering and shall purchase the Unsubscribed Shares from the Company at the Subscription Price pursuant to the exercise of such Rights; and

WHEREAS, in order to guarantee a minimum participation of the Standby Purchasers, the Company shall issue Options to the Standby Purchasers as set forth herein;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Certain Other Definitions. The following terms used herein shall have the meanings set forth below:

“Action” shall mean any action, suit claim, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation against or affecting the Company, any of its Subsidiaries or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), public board, stock market, stock exchange or trading facility.

“Additional Shares” shall have the meaning set forth in Section 2(c) hereof.

“Affiliate” shall mean an affiliate (as defined in Rule 12b-2 under the Exchange Act) of such Standby Purchaser; provided that such Standby Purchaser or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights with respect to such affiliate.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Basic Subscription Privilege” shall have the meaning set forth in the recitals hereof.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are generally closed in the State of Texas.

“Closing” shall mean the closing of the purchase described in Section 2 hereof, which shall be held at 11:00 a.m., Central Time, on the date that is three Business Days after the Rights Offering Expiration Date, or such other date as may be agreed to by the parties hereto, at the offices of Bracewell & Giuliani, located at 711 Louisiana Street, Suite 2300, Houston, Texas 77002, or such other time and place as may be agreed to by the parties hereto.

“Closing Date” shall mean the date the Closing occurs.

“Commission” shall mean the United States Securities and Exchange Commission, or any successor agency thereto.

“Common Stock” shall have the meaning set forth in the recitals hereof.

“Company” shall have the meaning set forth in the preamble hereof.

“Company Indemnified Persons” shall have the meaning set forth in Section 9(b) hereof.

“Company SEC Documents” shall have the meaning set forth in Section 3(j) hereof.

“Cure Period” shall have the meaning set forth in Section 8(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Expenses” shall have the meaning set forth in Section 6(b) hereof.

 “Indemnified Persons” shall have the meaning set forth in Section 9(b) hereof.

“Investment Company” shall have the meaning set forth in Section 3(l) hereof.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other law, rule, regulation, order, judgment, decree, ordinance, policy or directive, including those entered, issued, made, rendered or required by any court, administrative or other governmental body, agency or authority, or any arbitrator.

“Market Adverse Effect” shall have the meaning set forth in Section 7(a)(iii) hereof.

“Material Adverse Effect” shall mean a material adverse effect on the financial condition, or on the earnings, financial position, operations, assets, results of operations, business or prospects of the Company and its subsidiaries taken as a whole.

“New Shares” shall have the meaning set forth in the recitals hereof.

“Non-Terminating Standby Purchaser” shall have the meaning set forth in Section 8(c) hereof.

“Options” shall have the meaning set forth in Section 2(c) hereof.

“Over-Subscription Privilege” shall have the meaning set forth in the recitals hereof.

“Person” shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, governmental entity, unincorporated organization or other legal entity.

“Pro Rata Share” shall mean, with respect to each shareholder of the Company as of the Record Date, such shareholder’s ownership percentage of all issued and outstanding Common Stock as of the Record Date.

“Prospectus” shall mean a prospectus, as defined in Section 2(10) of the Securities Act, which meets the requirements of Section 10 of the Securities Act and is current with respect to the Securities covered thereby.

“Record Date” shall have the meaning set forth in the recitals hereof.

“Rights” shall have the meaning set forth in the recitals hereof.

“Rights Offering” shall have the meaning set forth in the recitals hereof.

“Rights Offering Expiration Date” shall mean April 16, 2008, provided that the Company shall have the option to extend the Rights Offering for any reason, for a period not to exceed 15 Business Days.

“Rights Offering Prospectus” shall mean the final Prospectus, including any prospectus supplement relating to the Rights and the underlying shares of Common Stock that is filed with the Commission and deemed by virtue of Rule 430B of the Securities Act to be part of such registration statement, each as amended, for use in connection with the issuance of the Rights, together with the documents incorporated by reference therein pursuant to Item 12 of Form S-3.

“Rights Offering Registration Statement” shall mean the Company’s shelf Registration Statement on Form S-3 (Commission File No. 333-149091) filed with the Commission on February 6, 2008, together with all exhibits thereto and any prospectus supplement relating to the Rights and the underlying shares of Common Stock that is filed with the Commission and deemed by virtue of Rule 430B of the Securities Act to be part of such registration statement, each as amended, pursuant to which the Rights and underlying shares of Common Stock have been registered pursuant to the Securities Act.

“Securities” shall mean those of the New Shares, Unsubscribed Shares and Additional Shares  that are purchased at the Closing in a single transaction by the Standby Purchasers pursuant to Section 2 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Standby Indemnified Persons” shall have the meaning set forth in Section 9(a) hereof.

“Standby Purchasers” shall have the meaning set forth in the preamble hereof.

“Subscription Agent” shall have the meaning set forth in Section 6(a)(iv) hereof.

“Subscription Price” shall have the meaning set forth in the Term Sheet.

“Term Sheet” shall have the meaning set forth in the recitals hereof.

“Terminating Standby Purchaser” shall have the meaning set forth in Section 8(c) hereof.

“Unsubscribed Shares” shall have the meaning set forth in Section 2(b) hereof.

Section 2. Standby Purchase Commitment.

(a) Each of the Standby Purchasers hereby agrees and agrees to cause any of its Affiliates to purchase from the Company, and the Company hereby agrees to sell to each of the Standby Purchasers and any such Affiliates, at the Subscription Price, all of the New Shares that will be available for purchase by each such person pursuant to its Basic Subscription Privilege and Over-Subscription Privilege.

(b) If and to the extent New Shares are not purchased by the Company’s other shareholders (the “Unsubscribed Shares”) pursuant to the exercise of Rights (including the Basic Subscription Privilege and the Over-Subscription Privilege) under the Rights Offering, the Standby Purchasers shall be deemed to have exercised such Rights immediately prior to the expiration of the Rights Offering and shall be entitled to and hereby agree to purchase from the Company, and the Company hereby agrees to sell to the Standby Purchasers, at the Subscription Price, all such Unsubscribed Shares; provided, however, it is understood and agreed that, if and to the extent that the Standby Purchasers are required to purchase Unsubscribed Shares pursuant to this Section 2, then the first 700,000 Unsubscribed Shares shall be allocated 20% to MLP and 80% to LCC, and any additional Unsubscribed Shares shall be allocated 50% to MLP and 50% to LCC, provided that MLP shall not be allocated in the aggregate (including shares purchased pursuant to its Basic Subscription Privilege and Over-Subscription Privilege more than 580,000 shares. The obligations of the Standby Purchasers shall be several and not joint.

(c) To guarantee a minimum participation of the Standby Purchasers, the Company agrees to grant to Standby Purchasers, options (the “Options”), exercisable only in the event that there were fewer than 700,000 Unsubscribed Shares, to purchase, at the Subscription Price, up to a number of additional shares of Common Stock (the “Additional Shares”) such that the Standby Purchasers have purchased an aggregate of 700,000 shares pursuant to this Section 2(b) and 2(c). However, in no event shall the shares acquired by MLP by virtue of (a), (b) and (c) hereof together with its existing position of Common Stock exceed 4.9% of the Company’s Common Stock. The Options for Additional Shares shall be apportioned 20% to MLP and 80% to LCC. Either Standby Purchaser shall have the right, pursuant to its Options, to purchase up to the total Additional Shares not purchased by the other Standby Purchaser. Each Standby Purchaser must indicate its decision to exercise its Options in whole or in part on failure of the other Standby Purchaser to exercise its Options to purchase Additional Shares by notice in writing to the Company prior to the expiration of the Rights Offering.

(d) The Company’s obligation to sell and deliver the Securities to the Standby Purchasers shall be contingent on each Standby Purchaser’s performance of its obligations under this Agreement.

(e) Payment of the Subscription Price for the Securities shall be made to the Company by each Standby Purchaser, on the Closing Date, against delivery of the Securities to each Standby Purchaser, in United States dollars by means of certified or cashier’s checks, bank drafts, money orders or wire transfers.

Section 3. Representations and Warranties of the Company. The Company represents and warrants to each Standby Purchaser as of the date hereof and as of the Closing Date as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease, use and operate its properties and to carry on its business as now operated and conducted. The Company and each of its subsidiaries is duly qualified as a foreign corporation or limited liability company to do business and is in good standing in each jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Neither the Company nor any its subsidiaries is in violation of any provision of its respective certificate or articles of incorporation, articles of organization, partnership agreement, bylaws or other organizational or charter documents, as the same may have been amended.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) As of the date of this Agreement, the authorized capital of the Company consists of 100,000,000 shares of Common Stock, par value $0.001 per share, of which 31,745,589 shares are outstanding, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are outstanding, and had outstanding options and warrants to purchase up to 5,755,516 additional shares of the Company’s Common Stock in the aggregate. All of the outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and were offered, sold and issued in compliance with all applicable federal and state securities laws and without violating any contractual obligation or other preemptive or similar rights.

(d) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with or result in a violation of any provision of the certificate of incorporation, as amended, of the Company or the bylaws, as amended, of the Company or (ii) result in a violation of any Legal Requirement (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). Except with respect to any filings or notices related to the issuance of the Securities to be filed with The NASDAQ Stock Market, if any, and as required under the Securities Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement. All consents, authorizations, orders, filings and registrations that the Company is required to effect or obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

(e) The Rights Offering Registration Statement has been filed with, and declared effective by, the Commission. On the effective date, the Rights Offering Registration Statement complied in all material respects with the requirements of the Securities Act and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. On the date of the Rights Offering Prospectus and on the Closing Date, the Rights Offering Prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Rights Offering Registration Statement or the Rights Offering Prospectus made in reliance upon and in conformity with the information furnished to the Company in writing by the Standby Purchasers for use in the Rights Offering Registration Statement or in the Rights Offering Prospectus.

(f) All of the Securities will have been duly authorized for issuance prior to the Closing, and, when issued and distributed as set forth in the Rights Offering Prospectus and this Agreement, will be validly issued, fully paid and non-assessable; and none of the Securities or  New Shares will have been issued in violation of the preemptive rights of any security holders of the Company arising as a matter of law or under or pursuant to the Company’s certificate of incorporation, as amended, the Company’s bylaws, as amended, or any material agreement or instrument to which the Company is a party or by which it is bound.

(g) The documents incorporated by reference into the Rights Offering Prospectus pursuant to Item 12 of Form S-3 under the Securities Act, when they become effective or at the time they are filed with the Commission, as the case may be, did or will comply in all material respects with the applicable provisions of the Exchange Act.

(h) There is no Action pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company or any of its subsidiaries that (i) adversely affects or challenges the legality, validity or enforceability of this Agreement, or (ii) would, if there were an unfavorable decision, have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending any investigation by the Commission involving the Company or any current or former director or officer of the Company (in his or her capacity as such). The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

(i) The Company and each of its subsidiaries has made or filed all federal, state and foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax.

(j) Since October 1, 2007, the Company has filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it through the date hereof under the Exchange Act or the Securities Act (all such documents, as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”). The Company SEC Documents, including without limitation all financial statements and schedules included in the Company SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable. The audited consolidated financial statements of Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved, and present fairly in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(k) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act).

(l) The Company is not, and upon the issuance and following the transactions contemplated by this Agreement will not be, an “investment company” as defined under the Investment Company Act of 1940 (“Investment Company”). The Company is not controlled by an Investment Company.

(m) The Company has taken no action which would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

(n) Since December 31, 2007, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect, except as disclosed in writing by the Company to the Standby Purchasers on the date hereof.

Section 4. Representations and Warranties of the Standby Purchasers. Each Standby Purchaser, severally and not jointly, represents and warrants to the Company, as to itself only, as follows:

(a) Such Standby Purchaser is a limited partnership or limited liability company, duly organized validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized. Each Standby Purchaser is acquiring its Securities for its own account, with the intention of holding the Securities for investment and with no present intention of participating, directly or indirectly, in a distribution of the Securities.

(b) This Agreement has been duly and validly authorized, executed and delivered by such Standby Purchaser and constitutes a binding obligation of such Standby Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) The Standby Purchasers are not “affiliates” (within the meaning of Rule 405 of the Securities Act) of one another, are not acting in concert and are not members of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) and have no current intention to act in the future in a manner that would make them members of such a group.

Section 5. Deliveries at Closing.

(a) At the Closing, the Company shall deliver to each of the Standby Purchasers the following:

(i) A certificate or certificates representing the number of shares of Common Stock issued to each of the Standby Purchasers pursuant to Section 2 hereof; and

(ii) A certificate of an officer of the Company on its behalf to the effect that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects on and as of the Closing Date, with the same effect as if made on the Closing Date.

(b) At the Closing, each of the Standby Purchasers shall deliver to the Company the following:

(i) Payment in an amount equal to the Subscription Price multiplied by the Securities purchased by such Standby Purchaser, as set forth in Section 2(c) hereof; and

(ii) A certificate of such Standby Purchaser to the effect that the representations and warranties of such Standby Purchaser contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date.

Section 6. Covenants.

(a) Covenants. The Company agrees as follows between the date hereof and the earlier of the Closing Date or the effective date of any termination pursuant to Section 8 hereof:

(i) To use best efforts to effectuate the Rights Offering;

(ii) As soon as reasonably practicable after the Company is advised or obtains knowledge thereof, to advise the Standby Purchasers with a confirmation in writing, of (A) the time when the Rights Offering Prospectus or any amendment or supplement thereto has been filed, (B) the issuance by the Commission of any stop order, or of the initiation or threatening of any proceeding, suspending the effectiveness of the Rights Offering Registration Statement or any amendment thereto or any order preventing or suspending the use of any preliminary prospectus or the Rights Offering Prospectus or any amendment or supplement thereto, (C) the issuance by any state securities commission of any notice of any proceedings for the suspension of the qualification of the New Shares for offering or sale in any jurisdiction or of the initiation, or the threatening, of any proceeding for such purpose, (D) the receipt of any comments from the Commission directed toward the Rights Offering Registration Statement or any document incorporated therein by reference, and (E) any request by the Commission for any amendment to the Rights Offering Registration Statement or any amendment or supplement to the Rights Offering Prospectus or for additional information. The Company will use its best efforts to prevent the issuance of any such order or the imposition of any such suspension and, if any such order is issued or suspension is imposed, to obtain the withdrawal thereof as promptly as possible;

(iii) To operate the Company’s business until the Closing Date in the ordinary course of business consistent with past practice;

(iv) To notify, or to cause the subscription agent for the Rights Offering (the “Subscription Agent”) to notify, on each Friday during the exercise period of the Rights, or more frequently if reasonably requested by any Standby Purchaser, the Standby Purchasers of the aggregate number of Rights known by the Company or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be;

(v) Except as otherwise provided in this Agreement, not to issue any shares of capital stock of the Company, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, securities convertible into or exchangeable for capital stock of the Company, or other agreements or rights to purchase or otherwise acquire capital stock of the Company, except for (A) shares of Common Stock issuable upon exercise of the Company’s presently outstanding stock options, and (B) new stock options and other awards granted to employees of the Company after the date hereof at an exercise price no lower than the Subscription Price under the Company’s incentive plans;

(vi) Not to authorize any stock split, stock dividend, stock combination or similar transaction affecting the number of issued and outstanding shares of Common Stock;

(vii) Not to declare or pay any dividends on its Common Stock or repurchase any shares of Common Stock, other than ordinary quarterly dividends, regularly declared and paid in accordance with past practice; and

(viii) Not to incur any indebtedness or guarantees thereof, other than borrowings in the ordinary course of business and consistent with past practice.

(b) Expense Reimbursement. The Company agrees to promptly reimburse the Standby Purchasers for all of their reasonable out-of-pocket costs and expenses and reasonable attorneys’ fees (collectively, “Expenses”) incurred by the Standby Purchasers in connection with this Agreement, any due diligence investigation of the Company and other activities relating to the transactions contemplated hereunder upon the Company’s receipt of all reasonably requested documentation to support the incurrence by such Standby Purchaser of such Expenses.

(c) Certain Acquisitions. Between the date hereof and the Closing Date, none of the Standby Purchasers nor any of their respective Affiliates shall acquire any shares of Common Stock; provided, however, that the foregoing shall not restrict the acquisition of shares of Common Stock by the Standby Purchasers or any of their respective Affiliates (i) from the Company pursuant to Section 2 of this Agreement or (ii) from the Standby Purchasers or any of their respective Affiliates.

(d) Information. The Standby Purchasers agree to furnish to the Company all information with respect to such Standby Purchaser that may be necessary or appropriate and will make any information furnished to the Company for the Rights Offering Prospectus by such Standby Purchaser not contain any untrue statement of material fact or omit to state a material fact required to be stated in the Rights Offering Prospectus or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) Public Statements. Neither the Company nor the Standby Purchasers shall issue any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed, except (i) if such public announcement, statement or other disclosure is required by applicable law or applicable stock market regulations, in which case the disclosing party shall consult in advance with respect to such disclosure with the other parties to the extent reasonably practicable, or (ii) the filing of any Schedule 13D or Schedule 13G, to which a copy of this Agreement may be attached as an exhibit thereto.

(f) Regulatory Filing. If the Company or any Standby Purchaser determines a filing is or may be required under applicable law in connection with the transactions contemplated hereunder, the Company and such Standby Purchaser shall use commercially reasonable efforts to promptly prepare and file all necessary documentation and to effect all applications that are necessary or advisable under applicable law with respect to the transactions contemplated hereunder so that any applicable waiting period shall have expired or been terminated as soon as practicable after the date hereof.

(g) Registration of Resale by the Standby Purchasers.  In the event that the Commission issues any stop order or commences any regulatory action or investigation alleging that any Standby Purchaser cannot resell any of the Securities without an effective resale registration statement or issuer registration statement, on the written request of a Standby Purchaser, the Company, at its expense, will promptly, and in no event later than 90 days, file and use best efforts to cause to become effective any such registration so that the Standby Purchasers can freely sell the Securities.  The applicable Standby Purchasers shall provide such information and cooperate with the Company in connection with any such registration.  The Company will agree to indemnify the Standby Purchasers in connection with sales made pursuant to any such registration to the same extent as provided in this Agreement.

(h) Corporate Actions.  Prior to the Closing, the Company will not (i) subdivide (by way of stock dividend, stock split or otherwise) or combine (whether by stock combination, reverse stock split or otherwise) into a smaller number of shares, its outstanding shares of Common Stock; (ii)  declare a dividend or make any other distribution upon any class or series of stock of the Company payable in shares of Common Stock; (iii) make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property; (iv) change the Common Stock issuable upon the exercise of a Right into the same or a different number of shares of any class(es) or series of stock and/or the right to receive property, whether by reclassification or otherwise; (v) effect a reorganization, consolidate with or merge into any other Person, or sell or transfer all or substantially all of its properties or assets or more than 50% of the voting capital stock of the Company (whether issued and outstanding, newly issued, from treasury, or any combination thereof) to any other Person under any plan or arrangement contemplating the consolidation or merger, sale or transfer, or dissolution of the Company.

Section 7. Conditions to Closing.

(a) The obligations of each of the Standby Purchasers to consummate the transactions contemplated hereunder are subject to the fulfillment, as determined by each Standby Purchaser in its sole discretion, on or prior to or on the Closing Date, of the following conditions:

(i) The representations and warranties of the Company in Section 3 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made on such date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date);

(ii) The Company has complied with all of the covenants set forth in Section 6;

(iii) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have been any Material Adverse Effect;

(iv) As of the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or The NASDAQ Stock Market LLC or trading in securities generally on the New York Stock Exchange or The NASDAQ Stock Market LLC shall not have been suspended or limited or minimum prices shall not have been established on either exchange (a “Market Adverse Effect”); and

(v) all deliveries or performance required under this Agreement to be made by the Company on the Closing Date shall be made.

(b) The obligations of the Company to consummate the transactions contemplated hereunder are subject to the fulfillment, prior to or on the Closing Date, of the condition that the representations and warranties of each of the Standby Purchasers in Section 4 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made as of such date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date), and all deliveries or performance required under this Agreement to be made by the Standby Purchasers on the Closing Date shall be made.

(c) The obligations of the Company and each of the Standby Purchasers to consummate the transactions contemplated hereunder in connection with the Rights Offering are subject to the fulfillment, as determined by each Standby Purchaser in its sole discretion, prior to or on the Closing Date, of the following conditions:

(i) No judgment, injunction, decree or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the Rights Offering or the material transactions contemplated by this Agreement;

(ii) No stop order suspending the effectiveness of the Rights Offering Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration Statement or otherwise shall have been complied with;

(iii) The Securities shall have been authorized for listing on The NASDAQ Capital Market; and

(iv) No action of any state securities authority challenging the transactions under this Agreement shall have been instituted or threatened.

Section 8. Termination.

(a) This Agreement may be terminated at any time prior to the Closing Date, by either of the Standby Purchasers by written notice to the other parties hereto if there is (i) a Material Adverse Effect or (ii) a Market Adverse Effect that is not cured within 21 days after the occurrence thereof to the satisfaction of the notifying Standby Purchaser (the “Cure Period”).

(b) This Agreement may be terminated by the Company on one hand or by the Standby Purchasers on the other hand, by written notice to the other parties hereto:

(i) At any time prior to the Closing Date, if there is a material breach of this Agreement by the other party that is not cured within 15 days after the non-breaching party has delivered written notice to the breaching party of such breach; or

(ii) At any time after May 31, 2008, unless the Closing has occurred prior to such date.

(c) If any of the Standby Purchasers (the “Terminating Standby Purchaser”) shall give written notice of its election to terminate this Agreement pursuant to this Section 8 at any time prior to the Closing Date, this Agreement shall remain in effect with respect to the Company and the other Standby Purchasers (the “Non-Terminating Standby Purchaser”) to the extent the Non-Terminating Standby Purchasers shall have agreed in writing, within two Business Days of such Terminating Standby Purchaser’s giving of such written notice, to assume all of the obligations of the Terminating Standby Purchaser hereunder, including, without limitation, the obligation to purchase the Unsubscribed Shares pursuant to Section 2(b) hereof, but subject to the limitations of Section 2(b) hereof. To the extent that the Non-Terminating Standby Purchaser does not assume all of the obligations of the Terminating Standby Purchaser, this Agreement will be deemed terminated with respect to both Standby Purchasers.

Section 9. Indemnification and Contribution.

(a) In the event the Rights Offering is consummated, the Company shall indemnify and hold harmless the Standby Purchasers and their respective officers, directors and employees and each other Person, if any, who controls such Standby Purchaser within the meaning of the Securities Act (all such Persons being hereinafter referred to, collectively, as the “Standby Indemnified Persons”), against any losses, claims, damages or liabilities, to which any of the Standby Indemnified Persons may become subject (i) as a result of any breach by the Company of any of its representations or warranties contained herein or in any certificate delivered hereunder or (ii) under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any alleged untrue statement of any material fact contained in the Rights Offering Registration Statement on the effective date thereof or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any alleged untrue statement of any material fact contained, on the date thereof, in the Rights Offering Prospectus or in any amendment or supplement thereto, or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall reimburse each such Standby Indemnified Person for any reasonable legal or any other expenses reasonably incurred by such Standby Indemnified Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to any Standby Indemnified Person to the extent that any such loss, claim, damage or liability arises out of or is based upon any actual or alleged untrue statement or actual or alleged omission made in the Rights Offering Registration Statement, Rights Offering Prospectus or in any amendment or supplement thereto or in reliance upon and in conformity with written information furnished to the Company by such Standby Indemnified Person specifically for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Standby Indemnified Person, and shall survive the transfer of such  Securities by such Standby Indemnified Person.

(b) Each Standby Purchaser by acceptance hereof, severally, and not jointly, agrees to indemnify and hold harmless the Company, its officers, directors and employees and each other Person, if any, who controls the Company within the meaning of the Securities Act (all such Persons being hereinafter referred to, collectively, as the “Company Indemnified Persons,” and together with the Standby Indemnified Persons, the “Indemnified Persons”) against any losses, claims, damages or liabilities, joint or several, to which any of the Company Indemnified Persons may become subject (i) as a result of any breach by such Standby Purchaser of any of its representations or warranties contained herein or in any certificate delivered hereunder or (ii) under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, or are based upon, information provided in writing to the Company by such Standby Purchaser specifically for use in the Rights Offering Registration Statement or Rights Offering Prospectus or any amendment or supplement thereto.

(c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person, except to the extent the indemnifying party is actually prejudiced thereby) and (ii) unless, in such indemnified party’s reasonable judgment, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its prior written consent (but such consent will not be unreasonably withheld or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the indemnified party or (ii) the indemnified party otherwise consents in advance in writing, which consent shall not be unreasonably withheld or delayed. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

(d) (i) If the indemnification provided for in this Section 9 is unavailable to an Indemnified Person hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Person in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Persons shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the indemnifying party or the Indemnified Persons, and their relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 10. Survival. The representations and warranties of the Company and each of the Standby Purchasers contained in this Agreement or in any certificate delivered hereunder shall survive the Closing hereunder.

Section 11. Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered by telecopy or in person, (b) on the third Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

(i) if to LCC, at:	LC Capital Master Fund, Ltd.
680 Fifth Avenue, Suite 1202
New York, New York 10019
Attn: Steven G. Lampe
Telephone: (212) 581-8989
Facsimile: (212) 581-8999

(ii) if to MLP, at:	Millennium Partners, L.P.
666 Fifth Aveneue
New York, NY 10103
Attn: Terry Feeney
Telephone: (212) 841-4411
Facsimile: (212) 905-4333

(iii) if to the Company, at:	Particle Drilling Technologies, Inc.
5611 Baird Court
Houston, Texas 77041
Attn: J. Chris Boswell
Telephone: (713) 223-3031
Facsimile: (713) 224-6361

with a copy to (which copy shall not constitute notice):

Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002
Attn: William S. Anderson
Telephone: (713) 221-1122
Facsimile: (713) 437-5370

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 11.

Section 12. Assignment. This Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns, including any person to whom Securities are transferred in accordance herewith.

Section 13. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein, with respect to the standby purchase commitments with respect to the Securities and the New Shares. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

Section 14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (other than its rules of conflict of laws to the extent the application of the laws of another jurisdiction would be required thereby).

Section 15. Severability. If any provision of this Agreement or the application thereof to any person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 16. Extension or Modification of Rights Offering. The Company may (a) waive irregularities in the manner of exercise of the Rights, and (b) waive conditions relating to the method (but not the timing) of the exercise of the Rights to the extent that such waiver does not materially adversely affect the interests of the Standby Purchasers.

Section 17. Miscellaneous.

(a) The Company shall not after the date of this Agreement enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Standby Purchasers in this Agreement.

(b) The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.

(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

Particle Drilling Technologies, Inc.

By:	/s/ J. Chris Boswell
Name:	J. Chris Boswell
Title:	Chief Financial Officer

STANDBY PURCHASERS:

LC Capital Master Fund, Ltd.

By:	/s/ Steven G. Lampe
Name:	Steven G. Lampe
Title:	Managing Member of GP

Millennium Partners, L.P.
By: Millennium Management LLC, general partner

By:	/s/ Larry Statsky
Name:	Larry Statsky
Title:	Chief Administrative Officer

Annex A

PARTICLE DRILLING TECHNOLOGIES, INC.

Term Sheet

Issuer:	Particle Drilling Technologies, Inc. (the “Company”)

Offering Size:	Common equity rights offering of approximately $5.25 million

Authorization:	Prior approval of the Company’s Board of Directors — no shareholder approval required

Rights Offering:

The Company will distribute to holders of its common stock (the “Eligible Participants”), at no charge, one subscription right for each share of the Company’s common stock that Eligible Participants own as of the Record Date.

Subscription Privilege:	Each subscription right will entitle Eligible Participants to purchase 0.11025 of a share of Common Stock, upon payment of the Subscription Price in cash.

Subscription Commitment:	LC Capital Master Fund, Ltd. and Millennium Partners, L.P., and/or their affiliates, will act as Standby Purchasers in the Rights Offering for all of the Unsubscribed Shares.

Minimum Guarantee Participation for Standby Purchasers:	The Company shall guarantee minimum participation to the Standby Purchasers through options in accordance with Section 2(c) of the Standby Purchase Agreement.

Launch Date:	The Launch Date is to be the Record Date at 5:00 p.m., Central Time.

Record Date:	March 17, 2008

Rights Offering Expiration Date:

The rights would expire no later than 30 days after the Launch Date, subject to the Company’s option to extend the rights offering for any reason, for a period not to exceed 15 business days. Rights not exercised by the Rights Offering Expiration Date will be null and void

Subscription Price:	The Subscription Price shall be $1.50 per share and will be paid in cash. All payments must be cleared on or before the Rights Offering Expiration Date

Transferability of Rights:	The subscription rights may not be sold, transferred or assigned

Use of Proceeds:	Working capital and for general corporate purposes

Subscription Agent:	Computershare Trust Company, N.A.

Other Conditions:	Subject to the following conditions: (i) satisfactory negotiation and execution of definitive documentation and (ii) Conditions set forth in the Standby Purchase Agreement.

Expenses:	All of the expenses incurred by the Standby Purchasers are to be reimbursed by the Company.